Exhibit 99.2
Summary of Approved 2007 and 2008 Compensation
     On February 5, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Blackboard Inc. (the “Company”) took the following actions:
Base Salary of Named Executive Officers
     The Committee approved the annual base salary of the Company’s named executive officers, effective as of February 1, 2008, as set forth below:

Name and Position	Annual Base Salary
Michael L. Chasen	$550,000
Chief executive officer, president

Michael J. Beach	$375,000
Chief financial officer

Matthew H. Small	$375,000
Chief legal officer

Peter Segall	$375,000
President, North America Higher Education and Operations

David Sample	$225,000
Senior vice president for sales
On-Target Bonus
     The Committee approved the on-target bonus levels of the named executive officers for fiscal 2008 set forth in the table below, the payment of which will be based on company goals and individual goals in the proportions described below. The approved on-target bonus amounts are as follows:

On-Target Bonus
Michael L. Chasen	100% of Base Salary
Michael J. Beach	50% of Base Salary
Matthew H. Small	50% of Base Salary
Peter Segall	50% of Base Salary
David Sample	100% of Base Salary
Approval Of Performance Measures For 2008 Bonuses
     The Committee approved the performance measures on which the bonuses for fiscal year 2008 of the Company’s named executive officers would be based, relating to the target bonus amounts described above. The actual bonus amount earned by each named executive officer for fiscal 2008 will be calculated based on the company goals described below and, in the case of certain of the named executive officers, on individual goals in the proportions set forth below. If company goals are exceeded, to the extent that a named executive officer’s bonus is based on company goals, such named executive officer’s bonus amount will be appropriately increased in accordance with the guidelines established by the Committee. For overperformance relative to a company goal, the bonus amount attributable to such company goal is capped at 200% of the on-target bonus amount attributed to such company goal. If the company goals are not met, the portion of each named executive officer’s bonus based on company goals will be decreased in accordance with the guidelines established by the Committee.

		% based on
	% based on Company Goals	Individual Goals
Michael L. Chasen	100%	0%
Michael J. Beach	75%	25%
Matthew H. Small	75%	25%
Peter Segall	50%	50%
David Sample	25%	75%
     The company goals performance measure is based on 2008 total revenues (25%), and 2008 non-GAAP earnings excluding amortization of acquired intangibles and the associated tax impact (75%). In the event of the occurrence of non-ordinary course events which impact the foregoing company performance measures (such as litigation or claim judgments or settlements, gains or losses on acquisitions or divestitures, changes in tax or accounting principles, regulations or laws, mergers or acquisitions, integration costs disclosed as merger-related, asset impairment or other writedowns, investments in joint ventures or other equity and the related accounting impact, foreign exchange gains and losses, or other extraordinary, unusual and/or nonrecurring items of gain or loss as reasonably determined by the Committee), such measures may be adjusted as determined appropriate in the circumstances by the Committee or the Board of Directors. The individual goals performance measures are based on criteria which will be established by the Committee at a later date. The Committee and the Board of Directors each retain the authority to approve discretionary supplemental bonuses as warranted by the achievement of the Company milestones or by individual or team contributions.
Long Term Cash Incentive
     The Committee approved a long term cash incentive for Mr. Chasen with an on-target bonus of $550,000 based on company performance in 2009 and 2010. Fifty percent of such cash incentive is payable in respect of 2009 and 50% is payable in respect of 2010. The amount to be paid under the long term cash incentive will be based on revenue targets for each of the two fiscal years which will be determined by the Committee at a later date. If the revenue target in a fiscal year is exceeded, the bonus amount for such year will be appropriately increased in accordance with the guidelines established by the Committee. The maximum bonus amount for a fiscal year is capped at 300% of the on-target bonus amount for such year. If the revenue target in a fiscal year is not met, the bonus amount will be decreased in accordance with the guidelines established by the Committee. In the event of the occurrence of non-ordinary course events which impact the foregoing company performance measure (such as gains or losses on acquisitions, or divestitures, revenues from mergers or acquisitions, and revenues consolidated from joint ventures or other equity investments), the performance measures may be adjusted as determined appropriate in the circumstances by the Committee or the Board of Directors.
2007 Bonus
     The Committee authorized the payment of the following bonus amounts in respect of the year ended December 31, 2007:

2007 Bonus Amount
Michael L. Chasen	$555,194
Michael J. Beach	$175,954
Matthew H. Small	$175,954
Peter Segall	$115,049
David Sample	$156,032